UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 26, 2014

SELECT INCOME REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-35442	45-4071747
(Commission File Number)	(IRS Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts	02458-1634
(Address of Principal Executive Offices)	(Zip Code)

617-796-8303

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, the terms “the Company,” “we,” “us” and “our” refer to Select Income REIT.

Item 1.02 Termination of a Material Definitive Agreement.

On March 31, 2014, we notified CommonWealth REIT, or CWH, that, effective the same day, we had elected to terminate the Registration Agreement between the Company and CWH as a result of the removal, without cause, of all of the Trustees of CWH which constitutes a change of control of CWH as provided in that agreement.  Our letter also noted that we would welcome the opportunity to meet with the new Board of Trustees of CWH, once elected, to discuss mutually beneficial arrangements for the registration of our shares owned by CWH.

The Company initially entered into the Registration Agreement with CWH on March 25, 2013.  Under the Registration Agreement, we agreed to register for resale the 22,000,000 of our common shares of beneficial interest owned by CWH, or the Offering Shares, pursuant to which we filed a registration statement to permit the public resale by CWH of some or all of the Offering Shares.  CWH has not sold any of the Offering Shares pursuant to that registration statement. The foregoing description of the Registration Agreement is not complete and is qualified in its entirety by reference to the Registration Agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K dated March 25, 2013.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Declaration of Trust

On March 26, 2014, our Board of Trustees, or the Board, (i) approved an amendment to our declaration of trust to provide for the annual election of Trustees and (ii) determined to present this amendment for approval by our shareholders at our 2014 annual meeting. If this amendment is approved by our shareholders at our 2014 annual meeting, commencing with the class of Trustees standing for election at the 2015 annual meeting of the Company’s shareholders, Trustees will stand for election for one-year terms expiring at the next succeeding annual meeting of the Company’s shareholders. Trustees whose terms will expire in 2016 and 2017 will hold office until the end of their current terms. All Trustees will stand for election at the 2017 annual meeting, and thereafter, for one year terms. In all cases, each Trustee will hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Amendments to Amended and Restated Bylaws

On March 26, 2014, the Board also approved amended and restated bylaws, effective that same date. The amended and restated bylaws expand the sources of evidence that a shareholder seeking to nominate an individual for election as a Trustee or propose other business at an applicable meeting of shareholders may provide to satisfy the continuous share ownership requirements for making a shareholder nomination or proposal of other business. Previously, share certificate(s) were the only permitted evidence of continuous ownership; under the amended and restated bylaws, the proponent shareholder may now provide copies of certain filings made pursuant to the Securities Exchange Act of 1934 or a written verification of such continuous ownership from the “record” owner of such shares in order to satisfy this requirement.

The amended and restated bylaws also revise the information required to be provided by a shareholder with its notice of a nomination or proposal of business, including without limitation (i) to reduce the time period for which information regarding certain transactions in the Company’s securities must be provided from 12 months to now 6 months, (ii) to eliminate certain information requirements with respect to proposed nominees and persons associated with proposed nominees, (iii) to limit certain disclosures regarding persons associated with a shareholder to such persons with an ownership interest in the Company, a material interest in the shareholder proposal or who are a party to a disclosed transaction or agreement, and (iv) to revise the information that must be provided with respect to proposals that would cause covenant breaches or require governmental approval. Furthermore, the amended and restated bylaws provide that the advance notice window for shareholder nominations or proposals of other business at the annual meeting will reopen if the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the prior year’s annual meeting.  Previously, the reopening of this window was triggered on the anniversary date of the filing of the Company’s proxy statement for the preceding year’s annual meeting.

The amended and restated bylaws also revise the default record date for certain shareholder meetings and include certain conforming and administrative changes.

The foregoing description of the Company’s amended and restated bylaws is not complete and is subject to and qualified in its entirety by reference to the amended and restated bylaws, a copy of which is attached hereto as Exhibit 3.1, and which amended and restated bylaws are incorporated herein by reference. In addition, a marked copy of the Company’s amended and restated bylaws indicating changes made to the Company’s amended and restated bylaws as they existed immediately prior to the adoption of these amended and restated bylaws is attached as Exhibit 3.2.

Item 9.01         Financial Statements and Exhibits.

(d)           Exhibits

3.1                               Amended and Restated Bylaws of Select Income REIT adopted March 26, 2014

3.2                               Amended and Restated Bylaws of Select Income REIT adopted March 26, 2014 (marked copy)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT INCOME REIT

By:	/s/ David M. Blackman
Name:	David M. Blackman
Title:	President and Chief Operating Officer

Date:  April 1, 2014